EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navigant Consulting, Inc.:

We consent to the use of our reports dated March 7, 2005, with respect to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.

/s/ KPMG, LLP

Chicago, Illinois

August 31, 2005